Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-159576 and 333-179620) pertaining to Packaging Corporation of America Retirement Savings Plan for Salaried Employees of our report dated June 28, 2012, with respect to the financial statements and supplemental schedule of Packaging Corporation of America Retirement Savings Plan for Salaried Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

June 28, 2012